Exhibit 99.1

Evine Live Inc. Reports Second Quarter 2017 Results

Strategic Plan Continues to Gain Traction - Delivers on Net Income and EPS Guidance and Secures Deal to Launch in More Than 10 Million High Definition Homes in Next Six Months

MINNEAPOLIS, MN – August 23, 2017 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the second quarter ended July 29, 2017. The Company posted quarterly net sales of $149 million, which is a 5.2% decrease year-over-year and is within management’s guidance. The Company posted a net loss of $2.0 million and EPS of ($0.03), both flat year-over-year, and an Adjusted EBITDA of $3.5 million.

“This second quarter is the final quarter of expected revenue decline, which was related to the year-long rebalancing of our Consumer Electronics mix of business that began in April of last year. This rebalancing was an important step to position our merchandising offering for long term profitable growth and we accomplished it while again delivering on our quarterly EPS guidance,” said CEO Bob Rosenblatt. “When we combine this progress with the launch of more than 10 million high definition homes and the launch of our high definition signal in September, we believe the second half of fiscal 2017 is positioned well to deliver solid, profitable growth.”

Fiscal Year 2017 Second Quarter Highlights

•	Net sales were $149 million, a 5.2% decrease year-over-year.
•	Gross profit as a percentage of sales decreased 20 basis points to 37.9% year-over-year.
•	Net loss was $2.0 million, flat year-over-year.
•	Adjusted EBITDA was $3.5 million, a 9% decrease year-over-year.
•	EPS was ($0.03), flat year-over-year.
•	Total cash, including restricted cash, was $23 million.

Rosenblatt continued, “It is clear that there is a sea change occurring throughout the retail landscape. All retailers, be it online or those with a significant bricks and mortar presence, continue to try to find better and differentiated ways to connect with the consumer. We believe interactive video commerce messaged to the consumer, based on the delivery platform used, whether that be through social, or traditional eCommerce, in concert with the data and predictive analytics available, marks the next significant growth curve.”

“When I look out two to three years from now,” Rosenblatt added, “there will be two types of retailers. Those whose models are based on price, selling commoditized products available on multiple platforms, and those whose models are based on product exclusivity and the customer experience. Our goal is to be a leader in the latter category. Interactive video is the cornerstone of our digital commerce company that is driving business opportunities in all digital platforms and business models, from mobile to social, from laptop to television, and from merchandising business models to web service business models. We plan to do this while engaging with all types of customers, from Millennials to Baby Boomers and to both women and men. A significant portion of the population will continue to purchase product from a curated assortment that facilitates the opportunity of discovery. We believe interactive video commerce at scale, an expertise we have continued to refine over many years, gives us an unfair advantage in delivering that experience.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average selling price and EPS)

	Q2 2017 7/29/2017	Q2 2016 7/30/2016	Change	YTD 2017 7/29/2017	YTD 2016 7/30/2016	Change

Net Sales	$148.9	$157.1	(5.2%)	$305.3	$324.1	(5.8%)

Gross Margin %	37.9%	38.1%	(20bps)	36.9%	37.4%	(50bps)

Adjusted EBITDA	$3.5	$3.8	(9%)	$6.6	$7.3	(10%)

Net Loss	$(2.0)	$(2.0)	0%	$(5.2)	$(6.9)	25%

EPS	$(0.03)	$(0.03)	0%	$(0.08)	$(0.12)	33%

Net Shipped Units (000s)	2,423	2,461	(2%)	5,003	4,878	3%

Average Selling Price (ASP)	$55	$57	(4%)	$54	$59	(8%)

Return Rate %	19.1%	19.8%	(70 bps)	19.0%	19.4%	(40 bps)

Digital Net Sales %	48.1%	47.9%	20 bps	49.4%	48.4%	100 bps

Total Customers - 12 Month Rolling (000s)	1,377	1,447	(5%)	N/A	N/A	N/A

% of Net Merchandise Sales by Category

Jewelry & Watches	40%	41%		41%	42%

Home & Consumer Electronics	23%	21%		22%	22%

Beauty	16%	16%		16%	16%

Fashion & Accessories	21%	22%		21%	20%

Total	100%	100%		100%	100%

Second Quarter 2017 Results

•	The top performing category in the quarter was Home, which grew 9% year-over-year. Consumer Electronics, which declined again as a result of management’s proactive reduction of lower margin merchandise, decreased by 8% year-over-year. Our wearables group decreased collectively by 8% year-over-year driven by continued pressure in our Watches category.
•	Return rate for the quarter was 19.1%; an improvement of 70 basis points year-over-year.
•	Gross profit as a percentage of sales decreased 20 basis points to 37.9% year-over-year, driven primarily by mix pressure from the Home category. Gross profit dollars decreased 6% to $56.5 million year-over-year.
•	Operating expense decreased $3.1 million year-over-year to $57 million, a 5% decrease, driven by reduced distribution and selling expenses.
•	Net loss was $2.0 million and EPS was ($0.03) for the fiscal 2017 second quarter. Both were flat year-over-year. Adjusted EBITDA decreased 9% year-over-year to $3.5 million.

Liquidity and Capital Resources

As of July 29, 2017, total cash, including restricted cash, was $23 million, compared to $26 million at the end of the first quarter. The Company also had an additional $11 million of unused availability on its revolving credit facility with PNC Bank, which gives the Company total liquidity of approximately $34 million as of the end of the second quarter.

Third Quarter and Full Year 2017 Outlook

The following details relate to our expected performance for the third quarter and full-year of fiscal 2017:

For Q3: We expect revenue growth in the low single digits and net income and EPS that is slightly improved to prior year’s Q3 results.

For Full Year: We continue to expect adjusted EBITDA to be in the $18 to $22 million range, which would be growth of 11% to 36% year over year. These results include a 53rd week in fiscal 2017.

Conference Call

A conference call and webcast to discuss the Company's second quarter earnings will be held at 8:30 a.m. Eastern Time on Wednesday, August 23, 2017:

WEBCAST LINK: http://event.on24.com/wcc/r/1400380/564716D174B109733474197672B07CA3

TELEPHONE: 1-877-407-9039 (domestic) or 1-201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform video commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hours a day.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
press@evine.com
(952) 943-6043

Investors:
Michael Porter
mporter@evine.com
(952) 943-6517

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	July 29,	January 28,
	2017	2017
	(Unaudited)

ASSETS
Current assets:
Cash	$22,059	$32,647
Restricted cash and investments	450	450
Accounts receivable, net	82,814	99,062
Inventories	63,748	70,192
Prepaid expenses and other	5,564	5,510
Total current assets	174,635	207,861
Property and equipment, net	53,135	52,715
FCC broadcasting license	12,000	12,000
Other assets	2,231	2,204
Total Assets	$242,001	$274,780

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$47,082	$65,796
Accrued liabilities	36,881	37,858
Current portion of long term credit facilities	3,440	3,242
Deferred revenue	85	85
Total current liabilities	87,488	106,981

Other long term liabilities	286	428
Deferred tax liability	3,916	3,522
Long term credit facilities	73,308	82,146
Total liabilities	164,998	193,077

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 99,600,000 shares authorized;
65,220,233 and 65,192,314 shares issued and outstanding	652	652

Additional paid-in capital	437,449	436,962

Accumulated deficit	(361,098)	(355,911)
Total shareholders' equity	77,003	81,703
Total Liabilities and Shareholders' Equity	$242,001	$274,780

 EVINE Live Inc.

 AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

 (In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Six-Month Periods Ended

	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016
Net sales	$148,949	$157,139	$305,292	$324,059
Cost of sales	92,469	97,311	192,526	202,783
Gross profit	56,480	59,828	112,766	121,276
Margin %	37.9%	38.1%	36.9%	37.4%
Operating expense:
Distribution and selling	48,687	51,605	97,417	105,030
General and administrative	6,012	5,878	12,007	11,647
Depreciation and amortization	1,680	1,977	3,316	4,084
Executive and management transition costs	572	242	1,078	3,843
Distribution facility consolidation and technology upgrade costs	-	300	-	380
Total operating expense	56,951	60,002	113,818	124,984
Operating loss	(471)	(174)	(1,052)	(3,708)

Other income (expense):
Interest income	2	2	4	4
Interest expense	(1,313)	(1,606)	(2,808)	(2,811)
Loss on debt extinguishment	-	-	(913)	-
Total other expense	(1,311)	(1,604)	(3,717)	(2,807)

Loss before income taxes	(1,782)	(1,778)	(4,769)	(6,515)

Income tax provision	(209)	(205)	(418)	(410)

Net loss	$(1,991)	$(1,983)	$(5,187)	$(6,925)

Net loss per common share	$(0.03)	$(0.03)	$(0.08)	$(0.12)

Net loss per common share
---assuming dilution	$(0.03)	$(0.03)	$(0.08)	$(0.12)

Weighted average number of
common shares outstanding:
Basic	64,091,228	57,258,672	62,504,868	57,219,914
Diluted	64,091,228	57,258,672	62,504,868	57,219,914

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted EBITDA:

(Unaudited)

(In thousands)

	For the Three-Month Periods Ended		For the Six-Month Periods Ended

	July 29,	July 30,	July 29,	July 30,
	2017	2016	2017	2016

Net loss	$(1,991)	$(1,983)	$(5,187)	$(6,925)
Adjustments:
Depreciation and amortization	2,655	3,070	5,259	6,111
Interest income	(2)	(2)	(4)	(4)
Interest expense	1,313	1,606	2,808	2,811
Income taxes	209	205	418	410
EBITDA (as defined)	$2,184	$2,896	$3,294	$2,403

A reconciliation of EBITDA to Adjusted EBIDTA is as follows:
EBITDA (as defined)	$2,184	$2,896	$3,294	$2,403
Adjustments:
Executive and management transition costs	572	242	1,078	3,843
Loss on debt extinguishment	-	-	913	-
Distribution facility consolidation and technology upgrade costs	-	300	-	380
Non-cash share-based compensation expense	746	398	1,267	635
Adjusted EBITDA	$3,502	$3,836	$6,552	$7,261

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; loss on debt extinguishment; distribution facility consolidation and technology upgrade costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to Adjusted EBITDA in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance regarding anticipated future operating results, the Company’s focus for the remainder of the fiscal year and the Company’s beliefs regarding the future of retailing. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a video commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customers viewing habits of television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.